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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                       -------------------------------

                             Bowes Investment Trust

                      Address of Principal Business Office
                         4520 East West, Hwy. Suite 540
                             Bethesda, MD 20814-3338

                         Telephone Number:(301)654-9567

              Name and address of agent for service of process:

                        Thomas I Carocci, Vice President
                         4520 East West, Hwy, Suite 540
                             Bethesda, MD 20814-3319

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: YES /x/ NO / /


                                         SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on behalf of the Registrant in Bethesda, in the State of Maryland on February 6,1997.

                                         BOWES INVESTMENT TRUST

                                         By:    /s/   Robert B. Bowes

                                         Robert B. Bowes
                                         Chairman